Astea Reports Profitable Third Quarter 2016 Results

133% Increase in SaaS Revenues for Third Quarter and 183% Increase in SaaS Revenues Year-to-Date

HORSHAM, Pa., Nov. 14, 2016 /PRNewswire/ -- Astea International Inc. (OTCQB: ATEA), a global provider of service management and mobile workforce solutions, today announced financial results for the quarter ended September 30, 2016.

For the quarter ended September 30, 2016, Astea reported revenues of $5.7 million, an increase of 9%, compared to revenues of $5.2 million for the same period in 2015. Net income for the third quarter was $0.1 million or $0.01 per share compared to a net loss of $1.3 million or ($0.40) per share for the same period in 2015. Software license revenues were $0.6 million, for both the current quarter and the same quarter last year. Subscription revenues were $0.7 million compared to $0.3 million for the same period in 2015. Service and maintenance revenues were $4.4 million compared to revenues of $4.3 million for the same period in 2015.

Revenues for the nine months ended September 30, 2016 decreased 5% to $16.7 million compared to $17.6 million in the same nine-month period in 2015. Software license revenues decreased 54% to $1.8 million compared to $3.9 million for the same period in 2015. Subscription revenues increased 183% to $2.2 million compared to $0.8 million in the same nine-month period in 2015. Service and maintenance revenues were $12.8 million, a 1% decrease compared to revenues of $12.9 million for the same nine-month period in 2015. Net loss was $1.6 million or ($0.55) per share compared to a net loss of $2.4 million or ($0.77) per share for the same nine-month period last year.

Adjusted EBITDA was ($0.3) million for the quarter ended September 30, 2016 compared to ($0.6) million for the same period in 2015. For the nine months ended September 30, 2016, adjusted EBITDA was ($1.2) million compared to $1.5 million for the comparable period in 2015. This measure eliminates the variation in operating results that occur from accounting rules related to the deferral of hosting and implementation fees on hosted customers as well as the rules related to the capitalization and amortization of development costs. The details of Adjusted EBITDA are reported in the financial tables below.

"We are pleased to see the improvement in our third quarter results, which were highlighted by an increase in revenue and profitability. We had added a number of new customers that we successfully acquired during the third quarter. Additionally, the consistent growth we are experiencing in our SaaS subscription base is very positive and we expect ongoing momentum. Our customers continued to deploy new modules as well as expand our solution footprint to additional operating regions around the globe," stated Zack Bergreen, CEO of Astea International. "We recently announced the availability of Astea Alliance 14.0. This is one of Astea's most comprehensive releases, delivering an extensive number of both technical and functional advancements to help companies catapult revenue growth, optimize the employee/customer/partner interaction experience, drive productivity improvements, and boost customer satisfaction levels. Version 14.0, whether deployed in the cloud or on-premise, provides sophisticated capabilities that give companies greater control and flexibility to adapt and extend the Alliance platform to address their critical business needs. This release sets Astea further apart from its competitors, which we expect will help generate growth in future periods."

Outlook

Mr. Bergreen concluded, "The increasing importance of service around the globe, is driving many companies to re-refocus on their service offerings to stay ahead of the competition as well as retain customers. In order to deliver breakthrough service, organizations need a powerful, proven, adaptable, and comprehensive platform that will support their complete service ecosystem. We are extremely proud to be the preferred vendor of choice for leading companies around the globe that rely on our platform and services to power their mission critical service operations."

Astea will host a conference call that will be broadcast live over the Internet on November 14, 2016 at 4:30pm ET to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/en/About-Us/Investors/page.aspx. To listen to the live call via the telephone, please call 1-800-895-1085. For calls from outside North America, please dial 1-785-424-1055. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International

Astea International is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2016 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Results
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains Non-GAAP financial measures. The Company's management believes the Non-GAAP financial information provided in this release is useful to investors' understanding and assessment of the Company's on-going core operations and prospects for the future. Management also uses both GAAP and Non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors. The Non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Reconciliations between GAAP measures and Non-GAAP measures are provided later in this press release.

Financial Tables Follow

Astea International Inc.
Adjusted EBITDA
Reconciliation of Reported Net Income (Loss) to EBITDA plus Change in Deferred Hosting, Change in Deferred Professional Services-Hosting and Capitalized Software Development Cost
($ in '000's)

	Quarter Ending		9 Months Ending
	9/30/2016	9/30/2015	9/30/2016	9/30/2015
Net loss, as reported	148	(1,315)	(1,598)	(2,381)

Add back:
Interest expense	30	44	76	117
Income taxes	6	83	30	105
Depreciation and amortization	423	1,141	1,600	3,393

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	607	(47)	108	1,234

Increase (decrease) in deferred hosting	(264)	98	-	1,086
Increase (decrease) in deferred professional services - hosting	126	37	1,040	865
Capitalized Software development cost	(731)	(700)	(2,323)	(1,723)
Adjusted EBITDA	(262)	(612)	(1,175)	1,462

CONTACT: Investor Relations Contact: Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com